Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY NAMES JAMES B. CONNOR CHIEF OPERATING OFFICER

(INDIANAPOLIS, Ind. – August 7, 2013) Duke Realty Corporation (NYSE: DRE), a leading nationwide REIT (Real Estate Investment Trust) specializing in the ownership, management and development of bulk industrial facilities, medical office properties and suburban office buildings, announced today that James B. Connor has been promoted to Senior Executive Vice President and Chief Operating Officer.

“Jim Connor has been a senior leader at Duke Realty for nearly fifteen years. Jim has operated out of our Chicago office and has been in charge of all our Midwest bulk industrial and suburban office operations since 2003.” said Denny Oklak, Chairman and Chief Executive Officer of Duke Realty. “In his new role, Jim will take direct responsibility for real estate operations across the country.”

Mr. Connor has been with Duke Realty since 1998. He joined Duke Realty’s Chicago office as Senior Vice President, Industrial Operations. In 2003 he was promoted to Regional Executive Vice President, Midwest Operations. In 2009 he was promoted to Senior Regional Executive Vice President and assumed additional corporate responsibilities. Mr. Connor is a member of the Company’s Executive, Investment and Operating Committees. Prior to joining Duke Realty, Mr. Connor spent 17 years in industrial real estate in Chicago with Cushman and Wakefield.

Mr. Connor received his bachelor’s degree in Business Administration and Real Estate Finance from Western Illinois University.

About Duke Realty

Duke Realty owns and operates approximately 148 million rentable square feet of industrial and office assets, including medical office, in 18 major U.S. cities. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com.

James Connor Named Duke Realty’s Chief Operating Officer

August 7, 2013

Investor Contact:

Ron Hubbard

VP, Investor Relations

317.808.6060

Media Contact:

Helen McCarthy

Manager, Communications and Public Relations

317.708.8010